Exhibit 99.1

NEWS RELEASE

Contact:	Douglas Kessler	Tripp Sullivan
	COO and Head of Acquisitions	Corporate Communications, Inc.
	(972) 490-9600	(615) 254-3376
ASHFORD HOSPITALITY TRUST IMPROVES TERMS ON
REVOLVING CREDIT FACILITY
DALLAS — (September 11, 2006) — Ashford Hospitality Trust, Inc. (NYSE: AHT) today announced it has modified its secured revolving credit facility. The facility’s maximum revolver amount has been increased to $150 million and the interest rate reduced to a range of 160 to 185 basis points over LIBOR. The facility matures in August 2008 with two one-year extension options. Subject to certain conditions, the credit facility can be increased to $200 million.
The credit facility is led by Calyon New York Branch, as Administrative Agent and Sole Lead Arranger and Book Manager; Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services, Inc., as Syndication Agent; and Wachovia Bank, National Association, as Documentation Agent and lender.
Monty J. Bennett, President and CEO of Ashford Hospitality Trust, noted, “The increase in the size of the credit facility and the more favorable terms provide additional capital for our ongoing hotel acquisition and renovation programs, while continuing to lower our overall borrowing costs. Given the number of investment opportunities available in the market, it is important for us to complement our recent capital raise with a larger credit facility.”
* * * * *
Ashford Hospitality Trust is a self-administered real estate investment trust focused on investing in the hospitality industry across all segments and at all levels of the capital structure, including direct hotel investments, first mortgages, mezzanine loans and sale-leaseback transactions. Additional information can be found on the Company’s web site at www.ahtreit.com.
Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to, the impact of the financing on our business and future financial condition, our business and investment strategy, our understanding of our competition and current market trends and opportunities and projected capital

-MORE-
14185 Dallas Parkway, Suite 1100, Dallas, TX 75254	Phone: (972) 490-9600

AHT Increases Credit Facility

September 11, 2006
expenditures. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford’s control.
These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford’s filings with the Securities and Exchange Commission.
The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.
-END-